AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 8, 1996

                                                    REGISTRATION NO. 333-6727


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          ACRODYNE COMMUNICATIONS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                        11-3067564
      (State or Other Jurisdiction                           (I.R.S. Employer
   of Incorporation or Organization)                      Identification Number)

                             516 TOWNSHIP LINE ROAD
                          BLUE BELL, PENNSYLVANIA 19422
                                 (215) 542-7000
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                           A. ROBERT MANCUSO, CHAIRMAN
                          ACRODYNE COMMUNICATIONS, INC.
                             516 TOWNSHIP LINE ROAD
                          BLUE BELL, PENNSYLVANIA 19422
                                 (215) 542-7000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)


         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                                    (continued on next page)

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]





         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   Subject to Completion, Dated August 8, 1996


PROSPECTUS

                          ACRODYNE COMMUNICATIONS, INC.
       262,500 shares of Common Stock to be issued by the Company upon the conversion of outstanding shares of the Company's
                    8% Convertible Redeemable Preferred Stock
             and 325,000 shares of Common Stock to be issued by the
                  Company upon exercise of outstanding Warrants

     This Prospectus relates to the issuance by the Company of (i) up to 262,500 shares of common stock, par value $.01 per share (the "Common Stock"), of Acrodyne Communications, Inc., a Delaware corporation (the "Company"), which shares may be issued to certain holders (the "Preferred Stockholders") of the Company's 8% Convertible Redeemable Preferred Stock, par value $1.00 per share (the "8% Preferred Stock"), upon the conversion of up to an aggregate of 10,500 shares of 8% Preferred Stock held by the Preferred Stockholders at a conversion price, subject to certain adjustments, of $4.00 per share of Common Stock; (ii) up to 100,000 shares of Common Stock which may be issued to Colin Winthrop & Co., Inc. ("Colin Winthrop") or its designees upon the exercise of warrants exercisable, subject to certain adjustments, at $4.00 per warrant (the "$4.00 Winthrop Warrants"); and (iii) up to 225,000 shares of Common Stock which may be issued to Colin Winthrop or its designees upon the exercise of warrants exercisable, subject to certain adjustments, at $5.00 per warrant (the "$5.00 Winthrop Warrants" and, collectively with the $4.00 Winthrop Warrants, the "Warrants").


     The Company's Common Stock is quoted on the Nasdaq Stock Market's Small-Cap Market (the "Nasdaq Stock Market") under the symbol "ACRO." On August 7, 1996, the closing sales price, as reported by the Nasdaq Stock Market, of the Common Stock was $6-1/8.


         AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH
             DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

               The date of this Prospectus is ______________, 1996

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which is a part of the Registration Statement, omits certain information contained in the Registration Statement. For further information regarding the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof, which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 without charge or copied upon request to the Public Reference Section of the Commission and payment of the prescribed fee. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, such reports and other information, to the extent filed on or after May 6, 1996, may be electronically examined at the Commission's Web site on the Internet located at http://www.sec.gov. The Company's Common Stock, public warrants and units are included in the Nasdaq Stock Market and reports and other information concerning the Company can be inspected and copied at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company furnishes its stockholders with annual reports containing, among other information, financial statements audited by its independent auditors.

                       DOCUMENTS INCORPORATED BY REFERENCE


     The following documents previously filed with the Commission are hereby incorporated by reference into this Prospectus: (a) the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995; (b) the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996, as amended by the Company's Report on Form 10-QSB/A dated June 26, 1996; and (c) the Proxy Statement for the Company's 1996 Annual Meeting of Stockholders held on June 4, 1996.


     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and shall be deemed a part of this Prospectus from the date of the filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference as a part of the Registration Statement, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates. Requests should be directed to Acrodyne Communications, Inc., 516 Township Line Road, Blue Bell, Pennsylvania 19422, Attention: A. Robert Mancuso, President (telephone: (215) 542-7000).

                                  RISK FACTORS

     An investment in the securities offered hereby involves a high degree of risk. Prospective investors, prior to making an investment decision, should consider carefully, in addition to the other information contained in this Prospectus, the following factors:

FINANCIAL CONDITION OF COMPANY; NEED FOR ADDITIONAL FINANCING

     The Company's balance sheets as of December 31, 1995 and March 31, 1996, reflect working capital of $2,120,934 and $2,233,905, respectively, and accumulated deficits of $945,289 and $1,064,587, respectively. In addition, the Company's statements of operations for the year ended December 31, 1995 reflect net income of $9,667 and for the three months ending March 31, 1996 a net loss of $119,287. The Company has been experiencing negative cash flow and is dependent upon the receipt of new customer orders on a timely basis or the proceeds from the conversion of 8% Preferred Stock or the exercise of the Warrants or additional financing for the continuation of its business. There can be no assurance that any of the outstanding shares of 8% Preferred Stock will be converted or that any of the Warrants will be exercised or that the Company will be able to obtain additional financing on terms acceptable to the Company, if at all.

OUTSTANDING DEBT OBLIGATIONS AND RESTRICTIONS ON OPERATIONS

     The Company has a $1,200,000 credit facility with a bank for working capital purposes of which $500,000 is reserved for a stand-by letter of credit to partially secure the Company's senior indebtedness. At March 31, 1996, there was $200,000 outstanding under such credit facility, which bore interest at the rate of 9.25% at such date. The credit facility is secured by substantially all of the Company's assets and contains certain restrictive covenants.

     The agreement for the credit facility provides that the Company must achieve and maintain certain financial ratios and be subject to certain covenants and restrictions on operations. There can be no assurance that the Company will be able to achieve or maintain the prescribed financial ratios or satisfy the covenants or restrictions. Failure to do so would result in a default under such credit facility and could lead to the acceleration of the Company's obligations thereunder, and to the bank's right to enforce its security interest and take possession of the Company's assets. Restrictions on the operations of the Company may include, among other things, limitations on the ability of the Company to incur additional indebtedness, to create, incur or permit the existence of certain liens, to make certain investments, to make certain sales of assets, to make capital expenditures and investments, to pay dividends, to effect changes in its method of doing business and to enter into certain types of transactions. Compliance with these restrictions may have adverse effects on the Company such as increasing its borrowing costs, inhibiting it from resolving liquidity problems, or causing the Company to forego favorable business opportunities. In addition to such credit facility, the Company has debt obligations in the outstanding principal amount of $1,221,203, payable primarily to the Company's former majority shareholder, Marshall Smith.

DEPENDENCE ON SINGLE-SOURCE SUPPLIERS

     The Company's main supplier of the tetrode and diacrode tubes (the "Tubes") it uses in its higher power transmitters is Thomson Components and Tubes Corp., Totowa, New Jersey ("Thomson Components"). Thomson Components is a subsidiary of Thomson-CSF-France ("Thomson-CSF"). The Company, if necessary, can obtain Tubes from other suppliers, except for the 10, 30 and 60 kilowatt models which are currently only available from Thomson Components. The Company does not keep its own supply of Tubes, and has relied on Thomson Components to supply the tubes. The Company normally informs Thomson Components of its Tube requirements for the next 12 months. Although Thomson Components historically has met the Company's Tube requirements on a timely basis, no assurance can be given that this will remain the case. If the Company were forced to source its Tubes other than from Thomson Components, significant delays in the delivery of such Tubes would result or the Company might not be able to obtain the Tubes at all. An inability to obtain such tubes from Thomson Components or an alternate supplier would have a material adverse effect on the business of the Company.

     The Company's primary supplier of the specialized transistors it uses in its solid state products is Ericsson, Inc. RF Power Products ("Ericsson") located in Morgan Hill, California. Although Ericsson historically has met the Company's specialized transistor requirements on a timely basis, no assurance can be given that this will remain to be the case. If this source were interrupted, transistors would be available from a number of other sources; however, significant delays in obtaining transistors with the specifications required by the Company also might occur. An inability to obtain such specialized transistors from Ericsson or an alternate supplier would have a material adverse effect on the business of the Company.

     The Company has never entered into any written agreements, other than customary purchase orders, with either Ericsson or Thomson-CSF, in connection with its purchases of components in the last 25 years. Both Ericsson and Thomson-CSF have historically filled the Company's orders on a timely basis, but no assurance can be given that the Company will be able to obtain sufficient quantities of these components as needed. Any failure to obtain such components would have a material adverse effect on the Company.

     Two of Thomson-CSF's other divisions, Comark Communications Inc. ("Comark") and Thomson LGT, are competitors of the Company. There can be no assurances that Thomson Components, due to its relationship with both Comark and Thomson LGT, will not discontinue its supply of components to the Company.

RISKS ASSOCIATED WITH FOREIGN SALES

     For the fiscal year ended December 31, 1995 and the three month period ending March 31, 1996, approximately 30% and 12% of the Company's sales were made to foreign customers. The Company's business is subject to risks associated with its dependence on foreign customers, including foreign regulatory approval requirements, economic and political conditions prevailing in foreign countries, shipping delays, fluctuations in exchange rates, and any trade barriers, including customs duties, export quotas, tariff increases or other import or export restrictions now existing or which may be imposed in the future. The future imposition of high customs duties, tariffs, quotas or other import restrictions or barriers in the countries where the Company sells its products likely would result in lost revenues to the Company, which would have a material adverse effect on the Company's business and results of operations.

DEPENDENCE ON SIGNIFICANT CUSTOMERS

     The Company's largest recurring customer, the United States Government Services Administration, accounted for approximately 3% in 1995 and 4% in 1994 of the Company's annual revenues. The Company has no contract with such customer and the loss of such customer would not have a material adverse effect on the business of the Company. Additionally, for the fiscal year ended December 31, 1995, four foreign and two domestic customers accounted for 13.5% and 10%, respectively, of the Company's sales, and for the three months ended March 31, 1996, four foreign and two domestic customers accounted for 9% and 36%, respectively, of the Company's sales. The Company's business has historically been dependent upon a relatively small number of significant transactions with one-time customers. Such a high concentration of sales can lead to potential volatility in revenues and profits, since there can be no assurance that the Company will be able to consummate transactions with such types of customers in the future.

INTENSE COMPETITION; TECHNOLOGICAL CHANGES

     The Company sells its products in highly competitive markets in which competing products are available from approximately 6 nationally and 13 internationally recognized competitors. The majority of such competitors have greater financial and technical resources than the Company and are well-established, with reputations for success in the sale and service of their products. The Company's continued ability to compete rests primarily on its reputation for product quality, timely deliveries and customer service. The Company's competitive position also depends upon its periodic introduction of products with enhanced power performance characteristics required by customers. The Company's new product design and development requires continuous spending on research and development. Although historically the technologies used in the Company's business have evolved slowly and have not been subject to rapid or radical changes, the advent of digital technology could signal a shift in the television transmission industry which could result in renewed competition and the need for research and development expenses substantially greater than those experienced in the past by the Company. No assurance can be given that the Company will be able to compete successfully in the future or that competitors will not develop technologies or products that render the Company's products obsolete for certain applications or less marketable.

INTENSE COMPETITION IN INTERNATIONAL MARKETS

     The international markets in which the Company competes are characterized by intense competition in both the higher power and lower power segments. The Company's major competition internationally comes from Thomson-CFS (France), Nippon Electric Corporation (Japan), GEC-Marconi Communications Limited (United Kingdom), Pesa Electronica S.A. (Spain) and Rhode & Schwarz (Germany). The foregoing competitors have a dominant market position within their home countries. The Company does not expect that it will be able to compete with such companies in their respective home countries in the near future. No assurance can be given that the Company will be able to compete in any other international market in the future.

RELIANCE ON KEY PERSONNEL

     The Company's success is dependent to a significant degree upon the efforts of A. Robert Mancuso, its President, who has one and one-half year's experience directing a company in the Company's industry, as well as Daniel D. Traynor and Dr. Timothy P. Hulick, who are presently employed as the Company's General Manager, Vice President and Director and the Company's Vice President of Engineering, respectively, and have been with the Company for 26 and 11 years, respectively. The loss of the services of either Mr. Mancuso, Mr. Traynor or Dr. Hulick would likely have a material adverse effect on the Company. The Company has obtained a key man life insurance policy on Mr. Mancuso in the amount of $1,000,000. Moreover, the successful design, manufacture and marketing of the Company's products are dependent upon the availability of adequate numbers of trained and qualified personnel. Although the Company believes it has sufficient qualified employees to service its business at this time, the Company may not be successful in attracting qualified personnel in the future, when needed, or in retaining such persons.

POTENTIAL ADVERSE DEVELOPMENTS IN DOMESTIC REGULATION

     As a manufacturer of television transmitters and translators, the Company is subject to legislation adopted by Congress and certain state legislatures and to regulation by the Federal Communications Commission ("FCC") and various state regulatory agencies with respect to the manufacturing and sale of such transmitters. Although the Company believes that it is currently in compliance with all such laws, there can be no assurance that the Company will remain in compliance with such laws or that those regulatory bodies will not adopt legislation or regulations or take other actions that would have a material adverse effect on the business of the Company. In addition, any decrease in the number of construction permits granted to television station owners could adversely affect the Company.

LIMITED PATENTED TECHNOLOGY

     Other than six patents which have been granted, none of the Company's current products are protected by patents. The Company relies on proprietary know-how and trade secrets and employs various methods to protect the processes, concepts, ideas and documentation associated with its proprietary products. The Company's success depends, in part, on its ability to protect these patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. There can be no assurance that the Company's patent rights will provide the Company with competitive advantages or not be challenged by third parties. Furthermore, there can be no assurance that others will not independently develop similar or superior technologies, duplicate any of the Company's processes or design around the Company's patented processes. In addition, the Company could incur substantial costs in defending itself in patent infringement suits brought against the Company or in bringing patent infringement suits against third parties. The Company also protects its technology and trade secrets by requiring all of its key employees to execute confidentiality agreements. No assurance can be given that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets and proprietary know-how will not otherwise become known or independently discovered by others.

NO DIVIDENDS

     The Company anticipates that all of its earnings available to its Common Stock in the foreseeable future will be retained to finance the growth of its business and does not intend to pay cash dividends on its Common Stock in the foreseeable future.

AUTHORIZATION OF PREFERRED STOCK WITHOUT STOCKHOLDER APPROVAL

     The Company's Certificate of Incorporation authorizes the issuance of 1,000,000 shares of preferred stock, $1.00 par value per share, with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be used under certain circumstances as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, other than shares of the 8% Preferred Stock, there can be no assurance that the Company will not do so in the future.

CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO CONVERT 8% PREFERRED STOCK OR TO EXERCISE WARRANTS

     The Company will be able to issue shares of its Common Stock upon conversion of the 8% Preferred Stock or upon exercise of the Warrants only if there is then a current prospectus relating to such Common Stock, and only if such Common Stock is qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the 8% Preferred Stock or of the Warrants, as the case may be, reside. Although the Company intends to seek to qualify for sale the shares of Common Stock underlying the 8% Preferred Stock or Warrants, as the case may be, in those states in which the securities are to be offered, no assurance can be given that such qualification will occur. The Warrants may be deprived of any value and the market for the 8% Preferred Stock or the Warrants may be limited if a current prospectus covering the Common Stock issuable upon the conversion of the 8% Preferred Stock or the exercise of the Warrants, as the case may be, is not kept effective or if such Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the 8% Preferred Stock or the Warrants, as the case may be, reside.


                                   THE COMPANY

     The Company was incorporated in Delaware in May 1991 as a blind pool for the purpose of acquiring an operating business. The Company consummated its initial public offering in January 1993, raising net proceeds of approximately $635,000. On October 24, 1994, the Company consummated the acquisition of Acrodyne Industries, Inc. ("Acrodyne") and raised approximately $4 million in a public offering of Units consisting of one share of common stock and one redeemable common stock purchase warrant (the "October 1994 Offering"). The proceeds of the October 1994 Offering were used to consummate the acquisition of Acrodyne and for working capital purposes. Upon the acquisition of Acrodyne, Acrodyne became a wholly-owned subsidiary of the Company. The Company's initial change of name from Decision Capital Corp. to Acrodyne Holdings, Inc. was made in anticipation of the acquisition of Acrodyne. The name of Acrodyne Holdings, Inc. was changed to the Company's present name by vote of the shareholders at the Company's 1995 Annual Meeting.


     As of July 29, 1996, the Company exercised its right to redeem all of its then outstanding publicly-traded warrants. In connection with such redemption, the Company's warrants and units which were previously publicly traded and quoted on the Nasdaq Stock Market are no longer publicly traded or quoted on such Market.


     The Company's transfer agent and warrant agent is North American Transfer Co. and their address is 147 West Merrick Road, Freeport, New York 11520.

                                 USE OF PROCEEDS

     The net proceeds to the Company upon the conversion of all outstanding shares of the 8% Preferred Stock would be approximately $1,050,000. There can be no assurance that any or all of the outstanding shares of 8% Preferred Stock will be converted into shares of Common Stock. The net proceeds to the Company upon the exercise of all of the Warrants would be approximately $1,525,000. There can be no assurance that any or all of the Warrants will be exercised.

     Any net proceeds received by the Company upon the conversion of the Preferred Stock or the exercise of the Warrants will be used for working capital and other general corporate purposes. Pending use of the net proceeds, the Company intends to invest such proceeds in short-term, interest-bearing obligations.

                              SELLING SHAREHOLDERS

     Set forth below are the names of each Selling Shareholder, the number of shares of Common Stock owned as of the date of this Prospectus by each Selling Shareholder, the number of Shares which may be offered by each Selling Shareholder, the number of shares of Common Stock to be owned by each Selling Shareholder upon completion of the offering contemplated hereby and the percentage of total shares of Common Stock outstanding owned by each Selling Shareholder upon completion of the offering contemplated hereby.


                                                                                                             Percent of total
                                                    Number of shares                                        shares outstanding
                                                      which may be               Number of shares               owned after
                               Number of           offered pursuant to         owned if all shares          completion of this
   Selling Shareholder        shares owned           this Prospectus                 are sold                    offering

Furst Associates                   130,0000*                130,000*                    0                           0%

Eagle Partners                       67,500*                 67,500*                    0                           0%

FM Partners                          52,500*                 52,500*                    0                           0%

Dynamic Value                        12,500*                 12,500*                    0                           0%
Partners

Colin Winthrop                     325,000**               325,000**                    0                           0%
& Co., Inc.

- ----------------------------------------

* Assumes conversion into Common Stock, pursuant to this Prospectus, of all shares of 8% Preferred Stock held by such Selling Shareholder. See "Plan of Distribution."

** Assumes exercise for Common Stock, pursuant to this Prospectus, of all Warrants held by such Selling Shareholder. See "Plan of Distribution."


                              PLAN OF DISTRIBUTION

     Upon conversion of the 8% Preferred Stock held by a Selling Shareholder into, or the exercise of Warrants held by a Selling Shareholder for, Common Stock pursuant to this Prospectus, as described below, offers and sales of shares of Common Stock by such Selling Shareholder may be effected from time to time in one or more transactions, directly by such Selling Shareholder, or through agents, dealers, brokers or underwriters to be designated from time to time. Such offers or sales may be effected on the Nasdaq Stock Market, in negotiated off-market transactions, in a combination of such methods of sale or by any other legally available means. The selling price of the shares may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices or at negotiated prices.


     The 262,500 shares of Common Stock offered hereunder in the aggregate by Furst Associates, Eagle Partners, FM Partners and Dynamic Value Partners (collectively, the "8% Preferred Shareholders") are being registered in connection with the respective Registration Rights Agreements (collectively, the "8% Preferred Registration Rights Agreements") entered into by the Company with each such shareholder as follows: (i) with Furst Associates as of March 29, 1996 with respect to the registration of up to 130,000 shares of Common Stock; (ii) with Eagle Partners as of March 29, 1996 with respect to the registration of up to 67,500 shares of Common Stock; (iii) with FM Partners as of May 7, 1996 with respect to the registration of 52,500 shares of Common Stock; and (iv) with Dynamic Value Partners as of May 7, 1996 with respect to the registration of up to 12,500 shares of Common Stock. Each 8% Preferred Holder will receive the shares of Common Stock to be offered by such shareholder hereby upon conversion, if any, by such holder of the shares of 8% Preferred Stock held by such holder. According to the terms of the 8% Preferred Registration Rights Agreements, the Company must provide each 8% Preferred Shareholder with up to two (2) demand registrations of all or part of the shares of Common Stock into which such shareholder's 8% Preferred Stock may be, or is, converted at the time of such demand, by preparing and filing a registration statement with the Securities and Exchange Commission. The Company has also provided the 8% Preferred Shareholders with piggyback registration rights ("Piggyback Rights") whereby, if the Company determines to file a registration statement in connection with the proposed offer and sale of its securities, the Company shall provide written notice to the 8% Preferred Shareholders, who in turn may request that the Company include all or part of their shares to be so registered. In both instances, the Company is required to use its best efforts to cause such registration statement to become effective within 90 days thereof and is obligated to pay substantially all of the expenses and in certain circumstances, to indemnify the 8% Preferred Shareholders against certain liabilities in connection with the filing, including liabilities which may arise under the Securities Act.


     The Company will issue up to an aggregate of 325,000 shares of Common Stock upon exercise of the Warrants in accordance with their terms. The Company will issue up to 100,000 shares of Common Stock upon the exercise of the $4.00 Winthrop Warrants. Pursuant to the terms of the $4.00 Winthrop Warrants which were issued by the Company to Colin Winthrop as of January 1, 1996, Colin Winthrop is entitled Piggyback Rights to register the Common Stock underlying its warrants to acquire up to 100,000 shares of Common Stock on a registration statement to be filed with the Commission. The Colin Winthrop Warrants entitle the holder to purchase up to 100,000 shares of Common Stock at $4.00 per share and must be exercised prior to 5:00 p.m., New York time, on December 31, 1998. The Company is required to use its best efforts to cause such registration statement to become effective within 180 days of filing and is obligated to pay substantially all of the expenses and in certain circumstances to indemnify the holder of the $4.00 Winthrop Warrants against certain liabilities in connection with the filing, including liabilities which may arise under the Securities Act. The Company will also issue up to 225,000 shares of Common Stock upon the exercise of the $5.00 Winthrop Warrants. The terms of the $5.00 Winthrop Warrants are substantially identical to the terms of the $4.00 Winthrop Warrants, except that the $5.00 Winthrop Warrants were issued by the Company to Colin Winthrop as of April 1, 1996, entitle the holder thereof to purchase up to 225,000 shares of Common Stock at $5.00 per share and must be exercised prior to 5:00 p.m., New York time, on March 31, 1999.

     In order to comply with the securities laws of certain states, if applicable, the shares of Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or a exemption from registration or qualification is available and complied with.


                                  LEGAL MATTERS

     The validity of the securities offered hereby are being passed upon for the Company by Stroock & Stroock & Lavan, New York, New York, special counsel to the Company.


                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     No dealer, salesman or any other person as
been authorized to give any information or to make
any representations not contained in the Prospectus,
and, if given or made, such information or
representation must not be relied upon as having
been authorized by the Company or any of the
Solicitors. This Prospectus does not constitute an
offer of any securities other than those to which it
relates or an offer to sell, or a solicitation of an
offer to buy, to any person in any jurisdiction where
such an offer or solicitation would be unlawful.
Neither the delivery of this Prospectus nor any sale
made hereunder shall, under any circumstances,                                       262,500 shares of Common Stock to be
create any implication that the information contained                                issued by the Company upon conversion
herein is correct as of any time subsequent to the                                   of outstanding shares of the Company's
date hereof.                                                                         8% Convertible Redeemable Preferred Stock
                                                                                     and 325,000 shares of Common Stock to be
                                                                                     issued by the Company upon exercise of
                                                                                     outstanding warrants



                  TABLE OF CONTENTS                                        Page


Available Information.....................................................   2
Documents Incorporated by
  Reference...............................................................   2                         ACRODYNE
Risk Factors..............................................................   3                   COMMUNICATIONS, INC.
The Company...............................................................   6
Use of Proceeds...........................................................   7
Selling Shareholders......................................................   7
Plan of Distribution......................................................   7
Legal Matters.............................................................   8
Experts...................................................................   8







                                                                                                       PROSPECTUS

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses expected to be incurred by the Registrant in connection with the offering described in this Registration Statement.

Accounting Fees and Expenses............................................$ 4,000
Legal Fees and Expenses................................................. 10,000
Miscellaneous...........................................................  1,000
         Total..........................................................$16,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Laws of the State of Delaware ("DGCL") permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     In the case of an action by or in the right of the corporation, Section 145 of the DGCL permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding two paragraphs, Section 145 requires that he be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Section 145 provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL.

     Article Eight, subsection a of the Registrant's Certificate of Incorporation eliminates the personal liability of the directors of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as directors, with certain exceptions. Article Eight, subsections f, g and h require indemnification of directors and officers of the Registrant, and for advancement of litigation expenses to the fullest extent permitted by Section 145 of the DGCL

ITEM 16. EXHIBITS.


EXHIBIT
NO.      DESCRIPTION OF EXHIBIT

4.1 Specimen Share Certificate (Incorporated by reference from Exhibit 4.1 filed with the Company's Registration Statement on Form SB-2 (File No. 33-82910)).


*4.2    Form of $4.00 Common Stock Purchase Warrants issued to Colin Winthrop.

*4.3    Form of $5.00 Common Stock Purchase Warrants issued to Colin Winthrop.

*5 Opinion of Stroock & Stroock & Lavan as to the legality of the shares issuable upon conversion of the 8% Preferred Stock and upon exercise of the Warrants.


23.1    Consent of Price Waterhouse LLP, accountants for the Company.


*23.2   Consent of Stroock & Stroock & Lavan, special counsel to the Company.

*24.1   Power of Attorney.

____________________
*  Previously filed.

ITEM 17.  UNDERTAKINGS.


     (a) Rule 415 Offering. The registrant hereby undertakes to: (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed information on the plan of distribution; (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act of 1993 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification for such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Bell, Commonwealth of Pennsylvania, on August 8, 1996.


                                        ACRODYNE COMMUNICATIONS, INC.



                                                 By: /s/ A. Robert Mancuso
                                                     ---------------------
                                                         A. Robert Mancuso
                                             Chairman of the Board and President





     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                Signature                                        Title                        Date


/s/ A. Robert Mancuso                       Chairman of the Board of Directors,               August 8, 1996
- ------------------------------------
         A. ROBERT MANCUSO                    President and Director (Principal Executive
                                              Officer and Chief Financial Officer)

                 *                          Secretary and Director                            August 8, 1996
- -------------------------------------
         MARTIN J. HERMANN

                 *                          Director                                          August 8, 1996
- -------------------------------------
         DR. ELMER LIPSEY

                 *                          General Manager, Vice President and               August 8, 1996
- -------------------------------------
         DANIEL D. TRAYNOR                    Director

*By:  /s/ A. Robert Mancuso
    ----------------------------------
          A. ROBERT MANCUSO,
          as Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NO.      DESCRIPTION OF EXHIBIT

4.1 Specimen Share Certificate (Incorporated by reference from Exhibit 4.1 filed with the Company's Registration Statement on Form SB-2 (File No. 33-82910)).



*4.2    Form of $4.00 Common Stock Purchase Warrants issued to Colin Winthrop.

*4.3    Form of $5.00 Common Stock Purchase Warrants issued to Colin Winthrop.

*5 Opinion of Stroock & Stroock & Lavan as to the legality of the shares issuable upon conversion of the 8% Preferred Stock and upon exercise of the Warrants.

23.1    Consent of Price Waterhouse LLP, accountants for the Company.

*23.2   Consent of Stroock & Stroock & Lavan, special counsel to the Company.

*24.1    Power of Attorney.

____________________
*  Previously filed.